                                                                                                         Exhibit G

                                       Tropical Sportswear Int'l Corporation
                                  Stock Option and Compensation Committee Charter
                                                 November 18, 2003

Purpose

The Stock Option and Compensation Committee  is  responsible  for  establishing  the  compensation of the Company's
Directors  and  executive  officers,  including salaries,  bonuses,  severance  arrangements,  and  other executive
officer benefits.   The  Committee  also  administers  the  Company's  various incentive and stock option plans and designates both the persons receiving awards and the amounts and terms of the awards.

Organization

The Committee is composed of three  directors.  No member will be a former employee of the Company.  The members of the Committee  shall be appointed by the Board of Directors and shall  continue to act until their  successors  are elected,  but subject to removal at any time by a majority  of the whole  Board.  Any  resulting  vacancy  shall be filled by the Board.  The Chief Executive  Officer  attends  meetings as deemed  necessary by the Committee.  Other executives of the Company attend the meetings of the Committee by special invitation or as deemed appropriate.

Principal Functions

It is the  responsibility  of the  Committee to ensure that the  Company's  compensation,  benefits and  management development  philosophy will be sufficiently  competitive to attract and retain skilled employees and leaders, will be  appropriate  to the  businesses in which the Company  competes and will be internally  fair to the employees of the Company.  The Committee  communicates to  shareholders  the Company's  compensation  policies and the reasoning behind such  policies as required by the  Securities  and Exchange  Commission.  The  Committee  also  monitors the development  and  selection of key  executive  and  management  personnel,  and the  administration  of  management development and succession planning.

Duties

1)   Review  from  time  to  time and  evaluate  the  Company's  overall  compensation  philosophy  to  ensure that management is rewarded  appropriately for its contributions to Company growth and profitability,  and that the executive compensation strategy supports organization objectives and shareholder interest.

2)   Review  annually  and  make  recommendations  to the Board of Directors  regarding the individual  elements of total  compensation  and  perquisites  for the Chief  Executive  Officer and  communicate  in the annual Board
     Compensation  Committee  Report to  shareholders  the  factors  and  criteria  on which  the  Chief  Executive
     Officer's  compensation for the last year was based,  including the relationship of the Company's  performance to the Chief Executive Officer's compensation.

3)   Review  and  approve  the  individual  elements  of  total  compensation  and  perquisites  for the  executive officers  of the  Company  other  than the Chief  Executive  Officer,  and  communicate  in the  annual  Board
     Compensation  Committee  Report  to  shareholders  the  specific  relationship  of  corporate  performance  to executive compensation.

4)   Assure  that  the  Company's  cash  incentive  compensation,  stock  bonus  and stock  option plans for senior management  are  administered  in  a  manner  consistent  with  the  Company's  compensation  strategy  as  to participation,  targeting annual incentive awards,  setting and measuring  achievement of corporate  financial goals, and determining actual awards paid to senior management.

5)   Review and make recommendations to the Board of Directors regarding all new equity-related incentive plans for senior management.

6)   Review compensation arrangements with any executive officer.

7)   Review the Company's significant employee benefit programs and approve changes subject, where  appropriate, to shareholder or Board of Director approval.

8)   If appropriate, hire experts in the field of executive compensation to assist the Committee with its reviews.

9)   Annually review the Committee's Charter and update it as appropriate.

10)  Such other duties and  responsibilities  as  may be assigned to the Committee, from time to time, by the Board of Directors of the Company  and/or  the Chairman of the Board of Directors,  or as designated in benefit plan documents.

Meetings

The  Committee  meets as often as  necessary  to carry  out its  responsibilities.  Meetings  may be  called by the
Chairman of the Committee  and/or  management of the Company.  All meetings of the Committee shall be held pursuant to the Bylaws of the Company with regard to notice and waiver  thereof,  and written  minutes of each meeting shall be duly  filed in the  Company  records.  Reports  of  meetings  of the  Committee  shall  be made to the  Board of
Directors  at  its  next  regularly   scheduled  meeting  following  the  Committee  meeting   accompanied  by  any
recommendations to the Board of Directors approved by the Committee.